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                                                                       EXHIBIT 5


                                 August 9, 1996

Enron Oil & Gas Company
1400 Smith Street
Houston, Texas  77002


Gentlemen:

         As Senior Vice President and General Counsel of Enron Oil & Gas Company, a Delaware corporation (the "Company"), I am familiar with its Registration Statement No. 33-42620 on Form S-3 declared effective by the Securities and Exchange Commission (the "Commission") on September 27, 1991, and the Registration Statement on Form S-3 currently being filed with the Commission (collectively, the "Registration Statement") relating to the proposed offering from time to time of (i) up to an aggregate amount of $400 million of Company Debt Securities and/or Common Stock, par value $.01 per share (the Debt Securities and Common Stock collectively referred to herein as the "Securities"). In connection therewith, I have examined, among other things, a copy of the Restated Certificate of Incorporation and Bylaws of the Company, the corporate proceedings taken to date with respect to the authorization, issuance and sale of the Securities, a copy of the Indenture dated as of September 1, 1991 (the "Indenture") between the Company and Texas Commerce Bank National Association, as Trustee, and I have performed such other investigations as I have considered appropriate as the basis for the opinions expressed herein. Capitalized terms used but not defined herein are used as defined in the Registration Statement.

         Based on the foregoing, I am of the opinion that:

         (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (2) The Debt Securities of the Company have been validly authorized for issuance, and (subject to the Registration Statement becoming effective and any applicable state securities or Blue Sky laws being complied with), when the terms thereof and of their issue and sale have been duly established, upon issuance and delivery thereof as set forth in the Registration Statement, and upon receipt by the Company of the purchase price thereof, the Debt Securities will be validly issued and will be binding obligations of the Company.

         (3) The issuance of the Common Stock to be issued by the Company has been duly authorized, and (subject to the Registration Statement becoming effective and applicable Blue sky laws being complied with), when the terms of their issue and sale have been duly established, upon the issuance and delivery thereof as set forth in the Registration Statement, and upon the receipt by the Company of the purchase price thereof, the Common Stock will be validly issued, fully paid and nonassessable.



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         (4)     The shares of Common Stock to be sold by the Selling
Stockholder are, and upon sale will be, validly issued, fully paid, and nonassessable.

         I am a member of the bar of the State of Texas. The opinion set forth above is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and federal law.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption "Validity of Securities" in the Prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit thereto. By giving such consent I do not admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                        Very truly yours,


                                        BARRY HUNSAKER, JR.